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Exhibit 6(d)(ii)

                       ADDENDUM TO DISTRIBUTION AGREEMENT

     This Addendum to Distribution Agreement (the "Addendum") is made this 8th day of April, 2003 between State Street Global Markets, LLC (the "Distributor") and The SSgA Funds (the "Trust"). Except as otherwise provided in this Addendum, all capitalized terms shall have the meaning ascribed thereto in the Distribution Agreement of the SSgA Funds between the Distributor and the Trust dated March 1, 2002 (the "Distribution Agreement").

     WHEREAS, pursuant to the Distribution Agreement, the Distributor serves as the principal underwriter and distributor of Shares of the Funds identified on Schedule A hereto, as amended from time to time; and

     WHEREAS, the Trust has established an additional class of Shares of the Funds designated as the "Class R Shares"; and

     WHEREAS, the Trust and the Distributor desire for the Distributor to serve as the principal underwriter and distributor of Class R Shares of each Fund in accordance with the terms of the Distribution Agreement, as amended and/or supplemented by this Addendum;

     NOW, THEREFORE, the Distributor and the Trust hereby agree as follows:

Except as otherwise provided in this Addendum, (i) all terms and conditions of the Distribution Agreement shall apply with respect to Class R Shares, and (ii) the term "Shares," as used in the Distribution Agreement, shall include Class R Shares.

The Distributor may enter into agreements ("Selected Broker Agreements") for the sale of Class R Shares by selected brokers (the "Selected Brokers") and agreements ("Shareholder Servicing Agreements") for the servicing and maintenance of accounts for beneficial owners of Class R Shares by servicing agents ("Agents") in substantially the forms attached to this Addendum as Exhibit A. Pursuant to such Selected Broker Agreements and Shareholder Servicing Agreements, the Distributor may pay or obligate the Trust to pay to such Selected Brokers and/or Agents up to .70 of 1% of the daily average net assets of the Funds represented by Class R Shares held by or for customers of such Selected Brokers and/or Agents. All amounts paid or payable to Selected Brokers shall be paid or payable as compensation for the sale of Class R Shares, without regard to the actual expenses incurred by such Selected Brokers in providing the services contemplated by the Selected Broker Agreements, and all amounts paid or payable to Agents shall be paid or payable as compensation for the servicing and account maintenance and related administrative services provided with respect to Class R Shares, without regard to the actual expenses incurred by such Agent in providing the services contemplated by the Shareholder Servicing Agreements.

Notwithstanding anything to the contrary in the Distribution Agreement, for its services as the principal underwriter and distributor of the Class R Shares of each Fund, the Distributor shall be


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entitled to receive a fee payable by the Trust in the amount set forth in
Schedule A hereto, reduced by such amounts as the Trust (at the direction of the Distributor) may pay directly to any Selected Broker or Agent pursuant to the terms of any Selected Broker Agreement or Shareholder Servicing Agreement relating to the Class R Shares. All amounts paid or payable to the Distributor pursuant to this Addendum shall be paid or payable as (i) reimbursement to the Distributor for payments made to Selected Brokers and Agents pursuant to Selected Broker Agreements and Shareholder Servicing Agreements, respectively, and (ii) as compensation for the Distributor's services under the Distribution Agreement and this Addendum, without regard to the actual expenses incurred by the Distributor in connection therewith. The Distributor may waive the receipt of all or any portion of the fee payable hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers thereunto duly authorized as of the date written above.

THE SSgA FUNDS

By:__________________________________
         Lynn L. Anderson, President and
           Chairman of the Board

STATE STREET GLOBAL MARKETS, LLC



By:___________________________________

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                                   SCHEDULE A

NAME OF FUND                                               FEE*
SSgA Aggressive Equity Fund                                .05 of 1%
SSgA Bond Market Fund                                      .05 of 1%
SSgA Core Opportunities Fund                               .05 of 1%
SSgA International Stock Selection Fund                    .05 of 1%
SSgA Small Cap Fund                                        .05 of 1%
SSgA Life Solutions Balanced Fund                          .05 of 1%
SSgA Life Solutions Growth Fund                            .05 of 1%
SSgA Life Solutions Income and Growth Fund                 .05 of 1%


-------------
* As a percentage of the average daily net assets of the Fund represented by Class R Shares.


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                                   EXHIBIT A

[Forms of Selected Broker Agreement and Shareholder Servicing Agreement]